EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		May 25, 2007
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE ANNOUNCES CASH DIVIDEND
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) announced today that the Company’s Board of Directors has declared a cash dividend.
Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “This two-cent per share dividend will be paid on July 20, 2007, to stockholders of record at the close of business on July 6, 2007. Any future quarterly dividends will be paid subject to earnings and cash flow considerations. We appreciate our shareholders commitment to the continued growth of Encore Wire. We will continue to manage the Company for the long-term and strive to protect our strong balance sheet.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.